Exhibit 10.1

CLAUDINE MACARTNEY
CHIEF HUMAN RESOURCES OFFICER
175 Water Street, 21th Floor
New York, NY 10038
T: 212.458.2012
EFAX: 212.338.1942

May 10, 2018

Mark D. Lyons

Dear Mark,

We are pleased to confirm the terms of your joining American International Group, Inc, (“AIG” or the “Company”).

•	Start Date. Your start date will be as soon as practicable, subject to any legally enforceable obligations to your current employer, Arch Capital Group (“Start Date”).

•	Position. On your Start Date, you will serve as Senior Vice President and Chief Actuary for General Insurance, a grade 28 position. In this capacity, you will report directly to Peter Zaffino, CEO General Insurance and Global Chief Operating Officer.

•	Location & Employer. You will be based in New York and employed directly by AIG Employee Services (your "Employer").

•	Total Direct Compensation. Your initial annual target direct compensation will be $3,000,000.

•	Base Salary. Your initial base cash salary will be at a rate of $750,000 per year.

•	Short Term Incentive. Your annual incentive target will be $1,050,000. Annual incentives arc currently determined and paid in accordance with the American International Group, Inc. Short-Term Incentive Plan. For the year in which you begin employment, your STI will not be pro rated, will be guaranteed at target and will be payable when STI awards are regularly paid to similarly-situated active employees. Any bonus or incentive compensation paid to you is subject to the AIG Clawback Policy as may be amended from time to time.

•	Long Term Incentive. A recommendation on your behalf will be made to the Compensation and Management Resources Committee (CMRC) of the Board of Directors that, under the AIG Long Term Incentive Plan (the “LTIP”), you be granted a Long Term Incentive (“LTI”) Award based on a fair market value of $1,200,000 for 2019. This grant is contingent on your being an active employee of the Company on the date of CMRC approval of the grant, and will be subject to the terms and conditions of the relevant LTIP and the award agreement governing the grant.

1

•	Buy-Out. In consideration of foregone amounts from your current employer, Arch Capital Group, we will provide a grant as soon as administratively practicable following the Start Date in the form of AIG options with a fair market value of $3,000,000, with an exercise price equal to the closing price per share of AIG Common Stock on the grant date and subject to the following conditions:

•	50% of the options will vest in three equal, annual installments on each of the first three anniversaries of the grant date.

•	50% of the options will vest as follows:

■	1/3 will vest only if, for twenty consecutive trading days the closing price of AIG common stock is at least $ 10 over the exercise price, but no earlier than three equal annual installments on each of the first three anniversaries of the grant date.
■	1/3 will vest only if, for twenty consecutive trading days the closing price of AIG common stock is at least $20 over the exercise price.
■	1/3 will vest only if, for twenty consecutive trading days the closing price of AIG common stock is at least $30 over the exercise price.

•	This grant is subject to CMRC approval, and provided you have not resigned or your employment has not been terminated for Cause prior to the vesting date. For the purposes of this paragraph only, “Cause” shall be defined as (1) any conduct involving intentional wrongdoing, fraud, dishonesty, gross negligence or willful misconduct or (2) any act or omission that constitutes a material breach of the terms of your Offer Letter the Company’s Code of Conduct, or any other personnel or compliance policy applicable to you.

This grant is subject to the terms of the AIG 2013 Omnibus Incentive Plan (as applicable), the relevant award agreement and review by AIG of documentation evidencing the foregone awards.

•	Benefits. You will be entitled to benefits consistent with senior executives of AIG and the reimbursement of reasonable business expenses, in each case in accordance with applicable AIG policies as in effect from time to time. In addition, AIG will reimburse your reasonable legal fees incurred in connection with your offer from AIG.

•	Paid Time Off You will be eligible for 30 days of PTO on an annual basis, accruing in accordance with the terms set forth in the Employee Handbook.

•	Executive Severance Plan. You will also be eligible for benefits under the Company’s Executive Severance Plan, for covered terminations under that plan.

•	Notice Period. You agree that if you voluntarily resign, you will give three months’ written notice to the Company of your resignation, which may be working notice or non-working notice at the Company's sole discretion and which notice period is waivable by the Company at the Company’s sole discretion. If you execute an LHP award agreement containing a longer notice period than the notice period contained in this offer letter, the notice period in the LTD[5] award agreement will govern.

2

•	Clawback Policy. Any bonus, equity or equity-based award or other incentive compensation granted to you (other than the Buy-Out option grant described above) will be subject to the AIG Clawback Policy (and any other AIG clawback policies as may be in effect from time to time).

•	Indemnification and Cooperation. During and after your employment, AIG will indemnify you in your capacity as a director, officer, employee or agent of AIG to the fullest extent permitted by applicable law and AlG's charter and by-laws, and will provide you with director and officer liability insurance coverage (including post-termination/post-director service tail coverage) on the same basis as AIG's other executive officers. AIG agrees to cause any successor to all or substantially all of the business or assets (or both) of AIG to assume expressly in writing and to agree to perform all of the obligations of AIG in this paragraph.

You agree (whether during or after your employment with AIG) to reasonably cooperate with AIG in connection with any litigation or regulatory matter or with any government authority on any matter, in each case, pertaining to AIG and with respect to which you may have relevant knowledge, provided that, in connection with such cooperation, AIG will reimburse your reasonable expenses and you shall not be required to act against your own legal interests.

•	Tax Matters. Tax will be withheld by your Employer and/or AIG as appropriate under applicable tax requirements for any payments or deliveries under this letter. To the extent any taxable expense reimbursement or in-kind benefits under this letter is subject to Section 409A of the U.S. Internal Revenue Code of 1986, the amount thereof eligible in one taxable year shall not affect the amount eligible for any other taxable year, in no event shall any expenses be reimbursed after the last day of the taxable year following the taxable year in which you incurred such expenses and in no event shall any right to reimbursement or receipt of in-kind benefits be subject to liquidation or exchange for another benefit. Each payment under this letter will be treated as a separate payment for purposes of Section 409A.

In the event that any payments or benefits otherwise payable to you (1) constitute “parachute payments” within the meaning of Section 280G of the Code, and (2) but for this paragraph would be subject to the excise tax imposed by Section 4999 of the Code, then such payments and benefits will be either (x) delivered in full, or (y) delivered as to such lesser extent that would result in no portion of such payments and benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999 of the Code (and any equivalent state or local excise taxes), results in the receipt by you on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such payments and benefits may be taxable under Section 4999 of the Code. Any reduction in payments and/or benefits required by this provision will occur in the following order: (1) reduction of cash payments; (2) reduction of vesting acceleration of equity awards; and (3) reduction of other benefits paid or provided to you. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant for equity awards.

3

•	No Guarantee of Employment or Target Direct Compensation. This offer letter is not a guarantee of employment or target direct compensation for a fixed term.

•	Entire Agreement. This offer letter constitutes AIG and your AIG Employer's only statement relating to its offer of employment to you and supersedes any previous communications or representations, oral or written, from or on behalf of AIG or any of its affiliates.

•	Miscellaneous Representations. You confirm and represent to AIG. by signing this letter, that: (a) you have not taken (or failed to return) any confidential information belonging to your prior employer or any other entity, and, to the extent you remain in possession of any such information, you will never use or disclose such information to AIG or any of its employees, agents or affiliates; (b) you understand and accept all of the terms and conditions of this offer; and (c) you acknowledge that your AIG Employer is an intended third party beneficiary of this offer letter.

•	Non-Solicitation. This offer and your employment with AIG are contingent on your entering into the enclosed Non-Solicitation and Non- Disclosure Agreement.

•	Employment Dispute Resolution. You are a participant in the Company’s Employment Dispute Resolution (“EDR”) program, which provides for various ways to address work- related disputes, including mediation and arbitration, through the American Arbitration Association (“AAA”). Information on the company’s EDR Program is available to employees via the Company Intranet and can be made available to you prior to your date of hire upon request.

This offer is contingent upon the successful results of a background investigation, which may include, but may not be limited to, verification of employment, professional certifications, designations or licenses, criminal and credit history, and educational background; your proof of eligibility to work in the United States; and your execution and return of the enclosed Non- Solicitation and Non-Disclosure Agreement. If you accept this offer and are allowed to start your employment while these conditions or contingencies remain pending, this offer may be rescinded and your employment terminated if they are not subsequently successfully completed.

Pursuant to the AIG Related Party Transactions Approval Policy, this offer and your employment is also contingent on your agreement to fully liquidate any ownership position held by you in a competitor company and/or primary broker as soon as is practicable.

To ensure a smooth onboarding process, you will receive an email from AIG Talent Acquisition with log in credentials for the onboarding website. The website contains information about working at AIG, your benefits, and also contains all the forms you will be required to complete prior to Day 1. Please complete your new hire paperwork as soon as possible upon receipt of your log in credentials. Failure to do so could delay your paycheck, as well as your access to systems and equipment. On your start date, please bring documents to verify your employment eligibility (a list of acceptable documents is found in the 1-9 form contained in the onboarding website). As noted above, the website contains summaries of benefit information and the AIG Employee Handbook (providing information on many of AIG’s policies and procedures governing your employment).

4

Please return a scanned signed copy of this letter to Executive Recruiting:

Jennie.Anderson@aig.com or desktop fax +1-866-696-5550.

We look forward to welcoming you to AIG, and wish you every success in your new role.

Yours sincerely,

/s/ Claudine Macartney
Claudine Macartney
EVP and Chief Human Resources Officer

5

ACKNOWLEDGEMENT AND ACCEPTANCE

I, Mark D. Lyons, understand and accept the terms and conditions of this offer letter, including the pay rates and salary payment timing information:

/s/ Mark D. Lyons	5/13/2018
Mark D. Lyons	Date

6